Filed Pursuant to Rule 433

Registration Nos. 333-292881 and 333-292881-01

Wells Fargo Finance LLC Fully and Unconditionally Guaranteed by Wells Fargo & Company Market Linked Securities

Market Linked Securities—Auto-Callable with Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the Nasdaq-100 Index® due September 3, 2030

Term Sheet to Preliminary Pricing Supplement No. 104 dated August 5, 2026

Summary of Terms

Issuer and Guarantor:	Wells Fargo Finance LLC (issuer) and Wells Fargo & Company (guarantor)
Market Measure:	Nasdaq-100 Index® (the “Underlier”)
Pricing Date*:	August 28, 2026
Issue Date*:	September 2, 2026
Face Amount and Original Offering Price:	$1,000 per security
Automatic Call:

If the closing value of the Underlier on any call date is greater than or equal to the starting value, the securities will be automatically called, and on the related call settlement date, investors will receive the face amount plus the call premium applicable to that call date

Call Dates* and Call Premiums:

Call Dates

Call Premium†

September 2, 2027

At least 10.65%

September 5, 2028

At least 21.30%

September 4, 2029

At least 31.95%

August 28, 2030 (the “final calculation day”)

At least 42.60%

† to be determined on the pricing date.

Call Settlement Date:	Three business days after the applicable call date (if the securities are called on the last call date, the call settlement date will be the stated maturity date)
Maturity Payment Amount (per security):

If the securities are not automatically called:

●if the ending value is less than the starting value, but greater than or equal to the threshold value: $1,000; or

●if the ending value is less than the threshold value:

$1,000 × (performance factor + buffer amount)

Performance Factor:	The ending value divided by the starting value (expressed as a percentage)
Stated Maturity Date*:	September 3, 2030
Starting Value:	The closing value of the Underlier on the pricing date
Ending Value:	The closing value of the Underlier on the final calculation day
Threshold Value:	90% of the starting value
Buffer Amount:	10%
Calculation Agent:	Wells Fargo Securities, LLC (“WFS”), an affiliate of the issuer and the guarantor
Denominations:	$1,000 and any integral multiple of $1,000
Agent Discount**:

Up to 2.075%; dealers, including those using the trade name Wells Fargo Advisors (“WFA”), may receive a selling concession of up to 2.00% and WFS may pay up to 0.075% of the agent’s discount to WFA as a distribution expense fee

CUSIP:	95001HM81
Material Tax Consequences:	See the preliminary pricing supplement
*subject to change
**In addition, selected dealers may receive a fee of up to 0.20% for marketing and other services

Hypothetical Payout Profile***

Maturity Payment Amount
Hypothetical Return of the Underlier
First Call Date
Second Call Date
Third Call Date
Final Call Date
Final Call Date (Call Premium: 42.60%)
Third Call Date (Call Premium: 31.95%)
Second Call Date (Call Premium: 21.30%)
First Call Date (Call Premium: 10.65%)
10% buffer amount
Security Return at Maturity
100%
80%
60%
40%
20%
0%
-20%
-40%
-60%
-80%
-100%
-100%
-80%
-60%
-40%
-20%
-10%
0%
20%
40%
60%
Hypothetical Percentage Change in the Closing Value of the Underlier from Pricing Date to Applicable Call Date

***assumes a call premium equal to the lowest possible call premium that may be determined on the pricing date.

If the securities are not automatically called and the ending value is less than the threshold value, you will have 1-to-1 downside exposure to the decrease in the value of the Underlier in excess of the buffer amount and will lose some, and possibly up to 90%, of the face amount of your securities at maturity.

Any positive return on the securities will be limited to the applicable call premium, even if the closing value of the Underlier on the applicable call date significantly exceeds its starting value. You will not participate in any appreciation of the Underlier beyond the applicable call premium.

The current estimated value of the securities is approximately $963.10 per security. While the estimated value of the securities at pricing may differ from the estimated value set forth above, the issuer does not expect it to differ significantly absent a material change in market conditions or other relevant factors. In no event will the estimated value of the securities on the pricing date be less than $930.00 per security. See “Estimated Value of the Securities” in the accompanying preliminary pricing supplement for more information.

Preliminary Pricing Supplement:
https://www.sec.gov/Archives/edgar/data/72971/000183988226038771/r9806wfc_424b2-24417.htm

The securities have complex features and investing in the securities involves risks not associated with an investment in conventional debt securities. See “Selected Risk Considerations” in this term sheet and the accompanying preliminary pricing supplement and “Risk Factors” in the accompanying product supplement.

This introductory term sheet does not provide all of the information that an investor should consider prior to making an investment decision.

Investors should carefully review the accompanying preliminary pricing supplement, product supplement, market measure supplement, prospectus supplement and prospectus before making a decision to invest in the securities.

NOT A BANK DEPOSIT AND NOT INSURED OR GUARANTEED BY THE FDIC OR ANY OTHER GOVERNMENTAL AGENCY

Selected Risk Considerations

The risks set forth below are discussed in detail in the “Selected Risk Considerations” section in the accompanying preliminary pricing supplement and the “Risk Factors” section in the accompanying product supplement. Please review those risk disclosures carefully.

Risks Relating To The Securities Generally

●If The Securities Are Not Automatically Called And The Ending Value Is Less Than The Threshold Value, You Will Lose Some, And Possibly A Significant Portion, Of The Face Amount Of Your Securities At Maturity.

●The Potential Return On The Securities Is Limited To The Call Premium.

●No Periodic Interest Will Be Paid On The Securities.

●Higher Call Premiums Are Associated With Greater Risk.

●You Will Be Subject To Reinvestment Risk.

●The U.S. Federal Tax Consequences Of An Investment In The Securities Are Unclear.

●The Stated Maturity Date May Be Postponed If The Final Calculation Day Is Postponed.

Risks Relating To An Investment In Wells Fargo Finance LLC’s Debt Securities, Including The Securities

●The Securities Are Subject To Credit Risk.

●As A Finance Subsidiary, We Have No Independent Operations And Will Have No Independent Assets.

●Holders Of The Securities Have Limited Rights Of Acceleration.

●Holders Of The Securities Could Be At Greater Risk For Being Structurally Subordinated If Either We Or The Guarantor Conveys, Transfers Or Leases All Or Substantially All Of Our Or Its Assets To One Or More Of The Guarantor’s Subsidiaries.

●The Securities Will Not Have The Benefit Of Any Cross-Default Or Cross-Acceleration With Other Indebtedness Of The Guarantor; Events Of Bankruptcy, Insolvency, Receivership Or Liquidation Relating To The Guarantor And Failure By The Guarantor To Perform Any Of Its Covenants Or Warranties (Other Than A Payment Default Under The Guarantee) Will Not Constitute An Event Of Default With Respect To The Securities.

Risks Relating To The Estimated Value Of The Securities And Any Secondary Market

●The Estimated Value Of The Securities On The Pricing Date, Based On WFS’s Proprietary Pricing Models, Will Be Less Than The Original Offering Price.

●The Estimated Value Of The Securities Is Determined By Our Affiliate’s Pricing Models, Which May Differ From Those Of Other Dealers.

●The Estimated Value Of The Securities Is Not An Indication Of The Price, If Any, At Which WFS Or Any Other Person May Be Willing To Buy The Securities From You In The Secondary Market.

●The Value Of The Securities Prior To Stated Maturity Will Be Affected By Numerous Factors, Some Of Which Are Related In Complex Ways.

●The Securities Will Not Be Listed On Any Securities Exchange And We Do Not Expect A Trading Market For The Securities To Develop.

Risks Relating To The Underlier

●Whether The Securities Will Be Automatically Called And The Maturity Payment Amount Will Depend Upon The Performance Of The Underlier And Therefore The Securities Are Subject To The Following Risks, Each As Discussed In More Detail In The Accompanying Product Supplement.

oInvesting In The Securities Is Not The Same As Investing In The Underlier.

oHistorical Values Of The Underlier Should Not Be Taken As An Indication Of The Future Performance Of The Underlier During The Term Of The Securities.

oChanges That Affect The Underlier May Adversely Affect The Value Of The Securities, Whether The Securities Will Be Automatically Called And The Maturity Payment Amount.

oWe Cannot Control Actions By Any Of The Unaffiliated Companies Whose Securities Are Included In The Underlier.

oWe And Our Affiliates Have No Affiliation With The Underlier Sponsor And Have Not Independently Verified Its Public Disclosure Of Information.

●The Securities Are Subject To Risks Relating To Non-U.S. Securities.

●The Underlier Has Recently Undergone Significant Methodology Changes And, As A Result, The Underlier May Perform Differently Than It Would Have Performed Under Its Prior Methodology.

Risks Relating To Conflicts Of Interest

●Our And The Guarantor’s Economic Interests And Those Of Any Dealer Participating In The Offering Are Potentially Adverse To Your Interests.

The issuer and the guarantor have filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents that the issuer and the guarantor have filed with the SEC for more complete information about the issuer, the guarantor and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, the guarantor, any agent or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling your financial advisor or by calling WFS at 866-346-7732.

Wells Fargo Advisors is a trade name used by Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC, members SIPC, separate registered broker-dealers and non-bank affiliates of Wells Fargo Finance LLC and Wells Fargo & Company.

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